CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated February 24, 2012, accompanying the financial statements of California Investors' Quality Tax-Exempt Trust, Series 27 (included in Van Kampen Unit Trusts, Municipal Series 727) as of October 31, 2011, and for the period from November 4, 2008 (date of deposit) through October 31, 2009 and for each of the two years in the period ended October 31, 2011 and the financial highlights for the period from November 4, 2008 (date of deposit) through October 31, 2009 and for each of the two years in the period ended October 31, 2011, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-153554) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
February 24, 2012